PRESS RELEASE May 10, 2011	For Immediate Release Contact: Tim Clayton Chief Financial Officer email: tclayton@sajan.com phone: 715-426-9505

Sajan, Inc. Announces First Quarter 2011
Financial Results

Q1 Revenues grow 66% to $5.2 Million; Positive EBITDA

RIVER FALLS, WI- May 10, 2011- Sajan, Inc., (SAJA.OB) a provider of global language services and translation management software, today reported financial results for the quarter ended March 31, 2011.

Revenues for the quarter ended March 31, 2011 were $5.2 million, which represented an increase of 66% over revenues for the quarter ended March 31, 2010 of $3.1 million.  The net loss for the first quarter of 2011 was approximately $60,000, or $0.00 per share, compared to net loss of approximately $1,495,000 or $0.13 per share for the same quarter last year.  Financial results included non-cash expense related to stock options of approximately $54,000 or $0.00 per share in the three months ended March 31, 2011 compared to approximately $371,000 or $0.03 per share in the three month period ended March 31, 2010.

EBITDA, which adds back non-cash charges related to depreciation and amortization, was approximately $135,000 in the first quarter of 2011, as compared with negative EBITDA of approximately $1.250 million in the first quarter last year.

The results for the quarter ended March 31, 2010 included legal, accounting and investment banking fees, associated with the February, 2010 merger with MathStar, Inc.

Conference Call Details
The Company's investors will have the opportunity to listen to management's discussion of its business operations, financial results and growth strategies on a conference call today at 10:30 a.m. CT. The Company invites all those interested to join the call by dialing 888-469-1336 and entering access code 7540313.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call and until 6:00 p.m. CT on May 17, 2011 by dialing 800-455-0163.

About Sajan

Sajan is a leading provider of global language translation and localization services, helping clients around the world expand seamlessly into any global market.  The foundation of our solution is our industry leading language translation management system technology – GCMSTM  – which provides process automation and innovative multilingual content reuse to provide schedule predictability, higher quality and cost efficiencies to our clients. By working closely with our clients, Sajan’s experienced team of localization professionals develop tailored solutions which provide flexibility to any large or small business who truly desire to “think globally, but act locally.” Based out of the United States, we also have offices in Ireland, Spain and India. Sajan is publicly traded under the symbol SAJA.OB. Learn more about Sajan at www.sajan.com.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company's Annual Report on Form 10-K, its Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission, the Company's press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words "aim," "believe," "expect," "anticipate," "intend," "estimate" and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to those set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 30, 2011, under the heading "Item 1A. Risk Factors".  The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Sajan, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three months ended March 31,
	2011	2010
Revenues	$5,213,660	$3,140,202
Operating Costs:
Cost of revenues	3,045,993	1,761,503
Sales and marketing	599,868	810,944
Research and development	419,553	568,586
General and administrative	1,012,312	1,249,776
Depreciation and amortization	195,427	244,956
Loss from Operations	(59,493)	(1,495,563)
Other expense, net	(852)	(61,957)
Loss before income taxes	(60,345)	(1,577,520)
Income tax expense (benefit)	-	(62,311)
Net loss.	$(60,345)	$(1,495,209)
Loss per common share – Basic and diluted	$(.00)	$(0.13)
Weighted average shares outstanding – Basic and diluted	16,009,331	11,912,631

Sajan, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2011 (Unaudited)	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$1,633,393	$1,903,229
Restricted cash	-	1,000,000
Receivables, net	3,739,144	3,267,120
Other current assets	1,199,777	818,821
Total current assets	6,572,314	6,989,170
Property and equipment, net	711,922	747,540
Other assets, net	535,053	667,495
Total assets	$7,819,289	$8,404,205
Liabilities and Stockholders' Equity
Current liabilities
Payables	$2,355,967	$1,969,094
Notes Payable	-	1,250,000
Other current liabilities	1,954,532	1,701,307
Total current liabilities	4,310,499	4,920,401
Long-term liabilities	750,000	750,000
Total liabilities	5,060,499	5,670,401
Stockholders' equity	2,758,790	2,733,804
Total liabilities and stockholders' equity	$7,819,289	$8,404,205

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